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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE:

CONTACT: John L. Workman
         Executive Vice President and
         Chief Financial Officer
         U.S. Can Corporation
         (630) 571-2530
         InvestorRelations@uscanco.com

         U.S. CAN CORPORATION AGREES TO RECAPITALIZATION

         OAK BROOK, ILLINOIS, JUNE 1, 2000 - U.S. Can Corporation (NYSE: USC) announced today that it has entered into a definitive agreement to effect a recapitalization of U.S. Can in which a newly formed corporation formed by Paul
W. Jones, Chairman and Chief Executive Officer of U.S. Can, John L. Workman, Chief Financial Officer of U.S. Can, and Berkshire Partners, the Boston-based private equity firm, would be merged into U.S. Can. Under the terms of the transaction, public shareholders would receive $20.00 in cash per outstanding share of common stock. The transaction is subject to a number of conditions, including approval of U.S. Can's shareholders, receipt of financing and receipt of governmental approvals. Berkshire Partners LLC, Salomon Smith Barney Inc. and Banc of America Securities LLC have committed, subject to customary conditions, to provide equity and debt financing for the transaction. The transaction has been approved by a special committee of independent members of the board of directors of U.S. Can.

         The $20.00 per share price represents more than a 50% premium to U.S. Can's average closing price for the 30 days prior to the announcement of the original proposal made on March 22, 2000. Mr. Jones said that, "Despite having shown strong earnings growth and substantially reducing debt in 1998 and 1999, the price to earnings multiple contraction experienced in the 'old economy' stocks has caused our stock price to decline. This transaction is an excellent opportunity for shareholders to receive a substantial premium for their U.S. Can shares."

         The Company also announced that its board of directors had authorized an amendment to U.S. Can's shareholder rights plan to exempt senior managers of the Company, Salomon Smith Barney Inc., and U.S. Can directors Ricardo Poma and Francisco Soler, among others, from certain provisions of the shareholder rights plan. The company also authorized some or all such persons to form arrangements with each other regarding their possible participation in the transaction.
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         U.S. Can is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States.

         Berkshire Partners is a private equity firm that has been an investor in over 60 operating companies. Through its 16-year history, Berkshire has developed specific industry experience in several areas, including various manufacturing sectors, transportation, telecommunications, business services, and retailing and related services.

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                                www.uscanco.com